                            NINTH AMENDMENT TO THE
                            PARTICIPATION AGREEMENT

     This Amendment, dated as of November 19, 2014, amends the Participation Agreement (the "Agreement") dated the 1st day of October, 1999, by and among METLIFE INSURANCE COMPANY USA (fka MetLife Insurance Company of Connecticut, "Insurance Company"), on behalf of itself and certain of its separate accounts; AMERICAN FUNDS INSURANCE SERIES (the "Series"); AMERICAN FUNDS DISTRIBUTORS, INC. ("AFD"); and CAPITAL RESEARCH AND MANAGEMENT COMPANY ("CRMC"). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

     WHEREAS, Insurance Company, Series, AFD and CRMC desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, each of the parties agrees to amend the agreement as follows:


  1. The first and second sentences in Section 4 of the Agreement are deleted in their entirety and are replaced with the following sentences:

       Series agrees to make Class 1, Class 2 and Class 4 shares of the Funds listed on Appendix C available to the Contracts. Insurance Company agrees to give Series and CRMC at least 30 days' notice prior to adding any additional Funds or additional share classes of any Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by the Insurance Company. Insurance Company will be entitled to a Rule 12b-1 service fee to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 and Class 4 shares of each Fund attributable to the Contracts for as long as Series' Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 plan") for such share class remains in effect.

  2.   The following paragraphs are added to Section 4 of the Agreement:

       During the term of this Agreement, Insurance Company shall perform the administrative services ("Services") set forth on Appendix D hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 4 shares of each Fund. In consideration of Insurance Company performing the Services, the Series agrees to pay Insurance Company an administrative services fee of 0.25% of the average daily net asset value of all Class 4 shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by Company as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically Insurance Company's service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the prospectus and complaints from Contract owners, in determining whether to continue making payments under the Insurance Administrative Services Plan. Insurance Company represents to the Series and CRMC that it will not receive compensation for the Services from contractholder fees or any other source.

       The Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Separate Accounts holding Class 1 and/or Class 2 shares on behalf of AFD and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by the Insurance Company to its Separate Accounts include, (i) mailing and otherwise making available to Contractholders, shareholder communications including, without limitation, prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contractholders including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds;
       (iii) preparing and mailing periodic account statements showing the total number of Separate Account units owned by the Contractholder in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contractholders shall be the responsibility of the Insurance Company and shall not be the responsibility of AFD or any of its affiliates.


  3.   The attached Appendix D is added to the Agreement.

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Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.


                                    METLIFE INSURANCE COMPANY USA (ON BEHALF
                                    OF ITSELF AND EACH ACCOUNT)

                                    By:  /s/ Gregory E. Illson
                                         -------------------------------------
                                    Name: Gregory E. Illson
                                    Title: Vice President


                                    AMERICAN FUNDS DISTRIBUTORS, INC.

                                    By:  /s/ Timothy W. McHale
                                         -------------------------------------
                                    Name:  Timothy W. McHale
                                    Title: Secretary


                                    AMERICAN FUNDS INSURANCE SERIES

                                    By:  /s/ Michael J. Downer
                                         -------------------------------------
                                    Name:   Michael J. Downer
                                    Title:  Executive Vice President and
                                    Principal Executive Officer



                                    CAPITAL RESEARCH AND MANAGEMENT
                                    COMPANY

                                    By:  /s/ Michael J. Downer
                                         -------------------------------------
                                    Name:   Michael J. Downer
                                    Title:  Senior Vice President and Secretary



                                                Approved for Signature  [MCJT]
                                                 by CRMC Legal Dept.

                                  APPENDIX D

                            ADMINISTRATIVE SERVICES

1. Periodic Reconciliation. Insurance Company shall provide the Funds with ----------------------- sufficient information to allow for the periodic reconciliation of outstanding units of Insurance Company separate accounts and shares of the Funds.

2.    Record Maintenance. To facilitate the reconciliation activities described
      ------------------
in Section 4, Insurance Company shall maintain with respect to each Separate Account holding the Funds' Class 4 shares and each Contract owner for whom such shares are beneficially owned the following records:

      a. Number of shares;
      b. Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
      c. Name and address and taxpayer identification numbers;
      d. Records of distributions and dividend payments; and
      e. Any transfers of shares.

3. Fund Information. Insurance Company shall respond to inquiries from ---------------- Contract owners regarding the Funds, including questions about the Funds' objectives and investment strategies.

4. Shareholder Communications. Insurance Company shall provide for the -------------------------- delivery of certain Fund-related materials as required by applicable law or as requested by Contract owners. The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. Insurance Company shall respond to inquiries from Contract owners relating to the services provided by it and inquiries relating to the Funds.

5. Transactional Services. Insurance Company shall (a) communicate to the ---------------------- Funds' transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contract owners, mergers, splits and other reorganization activities of the Funds.

6. Other Information. Insurance Company shall provide to the Separate ----------------- Accounts and Contract owners such other information as shall be required under applicable law and regulations.